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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 5

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


[_] Check this box if no longer subject to Section 16. Form 4 or form 5 obligations may continue. See Instruction 1(b).
[_] Form 3 Holdings Reported
[X] Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     Deese                           Jerry                 E.
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   (Last)                           (First)             (Middle)

     c/o Fab Industries, Inc., 200 Madison Avenue
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                                    (Street)

     New York                        NY                  10016
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Fab Industries, Inc. ("FIT")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     12/31/02
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                  Vice President/Controller of Plant Operations
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                5.             6.
                                          2A.                 4.                             Amount of      Owner-
                                          Deemed              Securities Acquired (A) or     Securities     ship
                             2.           Execution  3.           Disposed of (D)                Beneficially   Form:     7.
                             Transaction  Date,      Transaction  (Instr. 3, 4 and 5)            Owned at End   Direct    Nature of
                             Date         if any     Code         ------------------------------ of Issuer's    (D) or    Indirect
1.                           (Month/      (Month/    (Instr. 8)               (A)                Fiscal Year    Indirect  Beneficial
Title of Security            Day/         Day/       ------------  Amount     or     Price       (Instr. 3      (I)       Ownership
(Instr. 3)                   Year)        Year)      Code                     (D)                and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.20 per share              5/30/02                 M4            10,000       A    $13.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.20 per share              5/30/02                 M4             2,000       A    $11.06       12,200         D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     888         I         By ESOP
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the form is filed by more than one reporting person, see
     Instruction 4(b)(v).


         PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
      IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
                      CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 2270 (9/02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                                      10.
                                                                                                            9.        Owner-
                                                                                                            Number    ship
                                                                                                            of        Form
                2.                                                                                          Deriv-    of
                Conver-                          5.                             7.                          ative     Deriv-  11.
                sion                             Number of                      Title and Amount            Secur-    ative   Nature
                or              3A.              Derivative    6.               of Underlying       8.      ities     Secur-  of
                Exer-           Deemed           Securities    Date             Securities          Price   Bene-     ity:    In-
                cise    3.      Execu-           Acquired (A)  Exercisable and  (Instr. 3 and 4)    of      ficially  Direct  direct
                Price   Trans-  tion    4.       or Disposed   Expiration Date  ----------------    Deriv-  Owned     (D) or  Bene-
1.              of      action  Date,   Trans-   of(D)         (Month/Day/Year)             Amount  ative   at End    In-     ficial
Title of        Deriv-  Date    if any  action   (Instr. 3,    ----------------             or      Secur-  of        direct  Owner-
Derivative      ative   (Month/ (Month/ Code     4 and 5)      Date     Expira-             Number  ity     Year      (I)     ship
Security        Secur-  Day/    Day/    (Instr.  ------------  Exer-    tion                of      (Instr. (Instr.   (Instr. (Instr
(Instr. 3)      ity     Year)   Year)   8)       (A)    (D)    cisable  Date    Title       Shares  5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (right
to buy)         $13.00  5/30/02         M4            10,000   (1)    10/27/09 Common Stock  10,000         -0-        D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (right
to buy)         $11.06  5/30/02         M4             2,000   (2)    11/03/10 Common Stock   2,000         -0-        D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:
(1) 2,000 shares became exercisable on each of 10-27-00 and 10-27-01, and the remaining 6,000 shares became exercisable on 5-30-02 when all outstanding options under the issuer's 1997 Stock Incentive Plan became vested immediately following stockholder approval of the Fab Industries, Inc. Plan of Liquidation and Dissolution.

(2) 400 shares became exercisable on 11-03-01, and the remaining 1,600 shares became exercisable on 5-30-02 when all outstanding options under the issuer's 1997 Stock Incentive Plan became vested immediately following stockholder approval of the Fab Industries, Inc. Plan of Liquidation and Dissolution.


             /s/ Jerry E. Deese                             February 24, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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